UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

September 22, 2014

SUMMIT HEALTHCARE REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 South Pointe Drive, Suite 100, Lake Forest, California 92630

(Address of principal executive offices)

(949) 852-1007

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Acquisition of Two Skilled Nursing Facilities in Colorado

General

On September 22, 2014, through two wholly-owned subsidiaries, we acquired a 60 bed skilled nursing facility in Lamar, Colorado (“Lamar”) from Juniper Meadows, L.P., an unaffiliated third party and a 60 bed skilled nursing facility in Monte Vista, Colorado (“Monte Vista”) from Juniper Haven, L.P., an unaffiliated third party (collectively the “Properties”) for $8 million including cash on hand plus the loan described in Item 2.03 below.

The Properties are leased to an affiliate of Dakavia Management Corporation of Salem, Oregon, under long-term triple net leases. The information in Item 2.03 below is hereby incorporated in this Item 2.01.

The press release is attached to this Current Report as Exhibit 99.1 and hereby incorporated to this Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

We acquired our interest in the Properties subject to a loan secured by the Properties. On September 22, 2014, we entered into a loan agreement with The Private Bank for a loan in the aggregate amount of $6.0 million collateralized by security interests in the Properties. The loan, which bears interest at the One Month LIBOR (London Interbank Rate), with a floor of 25 basis points, plus a spread of 4.50%, has a 25 year amortization schedule and matures on September 21, 2017. The loan may be prepaid with no penalty if the Properties are refinanced through the Department of Housing and Urban Development.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

 99.1    Press release issued September 26, 2014, titled “Summit Healthcare REIT, Inc. Expands to Colorado”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUMMIT HEALTHCARE REIT, INC.

By:	/s/ Elizabeth Pagliarini
Name:	Elizabeth Pagliarini
Title:	Chief Financial Officer

Dated: September 26, 2014